EXHIBIT 10.119(a)

                          TYPHOON CONSULTING AGREEMENT



TYPHOON
Capital Consultants, LLC


February 1, 1999

Rich Brady, President
Play Co. Toys, Inc.
550 Rancheros Drive
San Marcos, CA 92069

         Re:      Consulting Agreement

Dear Mr. Rashbaum:

     This letter confirms Play Co. Toys, Inc. at 550 Rancheros Drive, San Marcos, CA 92069 (the "Company") agreement (this "Consulting Agreement" or "Agreement") to retain Typhoon Capital Consultants and its respective agents and employees ("Typhoon") to position management and the Company so as to increase the Company's visibility in its industry and position it for growth in the future. Attached hereto is a summary of the major activities that Typhoon will perform in connection with this Consulting Agreement. This summary is incorporated into the terms of this Consulting Agreement between Typhoon and the Company. Below are additional agreements between the parties with respect to this Consulting Agreement:

     Term. The Company hereby appoints Typhoon to perform the duties and render the services described in the attached Summary of Services for a term of one (1) years commencing the date hereof and terminating on March 31, 2000. Notwithstanding anything to the contrary contained herein, the Agreement is immediately terminable by the Company in the event (I) Typhoon breaches its fiduciary duty to the Company or (ii) Typhoon, or any of its principals, are convicted of a felony.


     Death or Disability. Notwithstanding the provisions of Paragraph 1 above, during the term of this Agreement, if Typhoon fails to perform any of its duties on account of an illness or other incapacity of Sanjay Sabnani, the president of Typhoon, and such illness or incapacity shall continue for a period of more than 60 days, the Company shall have the right to terminate Typhoon upon the provision of 30 days written notice.

     Discontinuance of Business. Notwithstanding the provisions of Paragraph 1 above, during the term of this Agreement, if the Company shall discontinue or interrupt the operation of its business for a period of 30 days, this Agreement shall automatically terminate without further liability on the part of either of the parties.

     Non-Exclusive Services. Typhoon will devote part of the time and efforts of its employees to the Company during the term of this Agreement.

     Compensation. The Company agrees to compensate Typhoon in Stock Options by granting a total of 150,000 options to buy free-trading shares of Company's common stock (OTCBB:PLCO). 50,000 options will be issued to Typhoon immediately upon signing of this agreement. Additionally, beginning April 1, 1999 Typhoon will be granted 20,000 options per month through August of 1999 at which point a total of 150,000 options will have been issued to Typhoon. The term of these options will be 30 months (2 1/2 years) expiring on August 30, 2001. These options will be exercisable at $1.75 per share and shall be registered by the Company no later than December 31, 1999. The Company may, with 30 day written notice, terminate this agreement. In the event the Company exercises this right prior to April 1, 1999, then only the original 50,000 options are owed to Typhoon. After April 1, 1999 and through August 1999, the Company is responsible for issuing all options owed to Typhoon through the calendar month in which the notice of termination is served.

     Non-Competition. Typhoon from time to time may represent entities in competition with the Company, and the Company acknowledges that such representation is not a breach of this Consulting Agreement. Nevertheless,
Typhoon: (i) shall not divulge trade secrets or confidential information of any sort with respect to the Company, and (ii) shall advise the Company of any such business relationship.

     Non-Assignability. This Consulting Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company. Since this Consulting Agreement is based upon the unique abilities and personal confidence in Typhoon and its employees, Typhoon shall have no right to assign this Consulting Agreement or any of the rights hereunder written without the consent of the Company.

     Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and if sent by certified mail or facsimile to the parties at their present principal business addresses. Any change of address must be sent to the other party via such procedure to be valid against such other party.

     Severability. If any provision of this Consulting Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not effect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

     Attorney's Fees. If any action is brought to enforce the terms of this Consulting Agreement, the prevailing party shall be entitled to its costs and reasonable attorneys' fees.

     Arbitration. Any dispute concerning this Agreement shall be settled by binding Arbitration in accordance with the Rules of the American Arbitration Association in New York, NY.

     If the terms hereof meet with your approval, please indicate by signing below.


Sincerely,

TYPHOON CAPITAL CONSULTANTS


By: _________________________
Sanjay Sabnani, its President

     Agreed and accepted as of the date first above stated:

Play Co. Toys, Inc.


By: _________________________
Rich Brady, President

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                         SUMMARY OF CONSULTING SERVICES


              Corporate and Industry Profile/Summary Business Plan

     On a cost effective basis Typhoon will assist the Company in producing a summary business plan. This business plan will summarize the Company's business activities, its objectives, management, capitalization and incorporate pro forma financial information. The purpose of this plan is to condense the Company's principal business objectives into an attractive package which can be circulated to potential customers and/or investors. Separate from the business plan, Typhoon will assist the Company in connection with the production of a four-page corporate profile which summarizes the plan and acts as an additional corporate and industry profile brief on the Company which can be independently sent to parties interested in the Company.

Board of Directors and Advisory Board

     Typhoon will assist the Company in providing the necessary corporate governance infrastructure for the support of the Company's board of directors. Typhoon will work with management of the Company in constructing a schedule of items which should be reviewed to put into place all key components of a sophisticated company in advance of any due diligence procedures which may be performed by potential customers and/or investing partners. In addition, Typhoon will assist the Company in putting together an advisory board which will bring together certain people helpful to the Company without such people assuming the general risk of liability for serving on a board of directors of a public company.

E-Commerce and Internet Strategy

     Typhoon will assist the Company with building significant recognition for their online sales and marketing efforts. Alliance and strategic partners will be sought for the purpose of identifying sources of traffic for the Company's web-sites. Additionally, Typhoon will attempt to showcase the Company's efforts at industry events and other high profile venues.

Corporate Finance Consulting

     Typhoon will introduce the Company to sources of capital and assist in packaging and presenting the Company's story in the most attractive light. Primary among Typhoon's objectives will be seeking the highest Company valuation in order to generate the lowest cost of capital.


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